UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2

Under the Securities Exchange Act of 1934
(Amendment No. 13)*

Industrial Services of America, Inc.

(Name of Issuer)

Common Stock, $.005 par value

(Title of Class of Securities)

456314 10 3

(CUSIP Number)

December 31, 2009

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)
[ ]	Rule 13d-1(c)
[X]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 456314 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Harry Kletter

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,698,950

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 1,698,950

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,698,950

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [X] 30,830*
*Does not include 30,830 shares held in the name of the Harry Kletter Family Charitable Foundation for which Mr. Kletter has neither the power to vote or dispose of the shares held in the trust.

11.	Percent of Class Represented by Amount in Row (9) 39.6%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc.
	(b)	Address of Issuer’s Principal Executive Offices The issuer’s principal executive offices are located at 7100 Grade Lane, Louisville, Kentucky 40213.

Item 2.
	(a)	Name of Person Filing The name of the person filing this statement is Harry Kletter.
	(b)	Address of Principal Business Office or, if none, Residence The address of the person filing this statement is 7100 Grade Lane, Louisville, Kentucky 40213.
	(c)	Citizenship Mr. Kletter is a citizen of the United States.
	(d)	Title of Class of Securities The title of the class of securities covered by this statement is Common Stock, $0.005 par value.
	(e)	CUSIP Number The CUSIP Number of the Common Stock is 456314 10 3.

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
	(k)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with § 240.13d-(1)(b)(1)(ii)(J), please specify the type of institution: ________________________________________________________

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned: 1,698,950
(b) Percent of class: 39.6%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote 1,698,950
(ii) Shared power to vote or to direct the vote 0
(iii) Sole power to dispose or to direct the disposition of 1,698,950
(iv) Shared power to dispose or to direct the disposition of 0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   [  ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable.

Item 8.	Identification and Classification of Members of the Group
See the listing of the members of the Group attached hereto and incorporated herein by reference as Exhibit A.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2010

/s/ Harry Kletter
Harry Kletter

CUSIP No. 456314 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) K & R, LLC 61-0891988

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 930,900

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 930,900

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 930,900

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 21.7%

12.	Type of Reporting Person (See Instructions) CO

Item 1.
	(a)	Name of Issuer The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc.
	(b)	Address of Issuer’s Principal Executive Offices The issuer’s principal executive offices are located at 7100 Grade Lane, Louisville, Kentucky 40213.

Item 2.
	(a)	Name of Person Filing The name of the person filing this statement is K & R, LLC.
	(b)	Address of Principal Business Office or, if none, Residence The address of the person filing this statement is 7100 Grade Lane, Louisville, Kentucky 40213.
	(c)	Citizenship K & R, LLC is a Kentucky limited liability company.
	(d)	Title of Class of Securities The title of the class of securities covered by this statement is Common Stock, $0.005 par value.
	(e)	CUSIP Number The CUSIP Number of the Common Stock is 456314 10 3.

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
	(k)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: _____________________________________________________________

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned: 930,900
(b) Percent of class: 21.7%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote 0
(ii) Shared power to vote or to direct the vote 930,900
(iii) Sole power to dispose or to direct the disposition of 0
(iv) Shared power to dispose or to direct the disposition of 930,900

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   [  ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Each of the following is known to have the power to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities covered by this statement:  Harry Kletter, as sole voting member of Kletter Holding, LLC; Kletter Holding, LLC, as sole member of K & R, LLC; Harry Kletter Delaware Dynasty Trust, as non-voting member of Kletter Holding, LLC.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable

Item 8.	Identification and Classification of Members of the Group
See the listing of the members of the Group attached hereto and incorporated herein by reference as Exhibit A.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2010	K & R, LLC

BY: /s/ Harry Kletter
Harry Kletter, Managing Member

CUSIP No. 456314 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Roberta Kletter

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 303,000

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 303,000

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 303,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 7.1%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc.
	(b)	Address of Issuer’s Principal Executive Offices The issuer’s principal executive offices are located at 7100 Grade Lane, Louisville, Kentucky 40213.

Item 2.
	(a)	Name of Person Filing The name of the person filing this statement is Roberta Kletter.
	(b)	Address of Principal Business Office or, if none, Residence The address of the person filing this statement is 7100 Grade Lane, Louisville, Kentucky 40213.
	(c)	Citizenship Mrs. Kletter is a citizen of the United States.
	(d)	Title of Class of Securities The title of the class of securities covered by this statement is Common Stock, $0.005 par value.
	(e)	CUSIP Number The CUSIP Number of the Common Stock is 456314 10 3.

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ]	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J).
	(k)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: _____________________________________________________________

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned: 303,000
(b) Percent of class: 7.1%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote 303,000
(ii) Shared power to vote or to direct the vote 0
(iii) Sole power to dispose or to direct the disposition of 303,000
(iv) Shared power to dispose or to direct the disposition of 0

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   [  ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable.

Item 8.	Identification and Classification of Members of the Group
See the listing of the members of the Group attached hereto and incorporated herein by reference as Exhibit A.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2010

/s/ Roberta Kletter
Roberta Kletter

CUSIP No. 456314 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kletter Holding, LLC 26-2912609

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 930,900

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 930,900

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 930,900

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 21.7%

12.	Type of Reporting Person (See Instructions) CO

Item 1.
	(a)	Name of Issuer The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc.
	(b)	Address of Issuer’s Principal Executive Offices The issuer’s principal executive offices are located at 7100 Grade Lane, Louisville, Kentucky 40213.

Item 2.
	(a)	Name of Person Filing The name of the person filing this statement is Kletter Holding, LLC.
	(b)	Address of Principal Business Office or, if none, Residence The address of the person filing this statement is 7100 Grade Lane, Louisville, Kentucky 40213
	(c)	Citizenship Kletter Holding, LLC is a Delaware limited liability company.
	(d)	Title of Class of Securities The title of the class of securities covered by this statement is Common Stock, $0.005 par value.
	(e)	CUSIP Number The CUSIP Number of the Common Stock is 456314 10 3.

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ]	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).
	(k)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: _____________________________________________________________

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned: 930,900
(b) Percent of class: 21.70%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote 0
(ii) Shared power to vote or to direct the vote 930,900
(iii) Sole power to dispose or to direct the disposition of 0
(iv) Shared power to dispose or to direct the disposition of 930,900

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   [  ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Each of the following is known to have the power to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities covered by this statement:  Harry Kletter, as sole voting member of Kletter Holding, LLC; Harry Kletter Delaware Dynasty Trust, as non-voting member of Kletter Holding, LLC.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable

Item 8.	Identification and Classification of Members of the Group
See the listing of the members of the Group attached hereto and incorporated herein by reference as Exhibit A.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2010	KLETTER HOLDING, LLC

BY: /s/ Harry S. Kletter
Harry Kletter, Managing Member

CUSIP No. 456314 10 3

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Harry Kletter Family Limited Partnership 61-1380523

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	[X]
	(b)	[ ]

3.	SEC Use Only

4.	Citizenship or Place of Organization Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 500,000

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 500,000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 500,000

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

11.	Percent of Class Represented by Amount in Row (9) 11.7%

12.	Type of Reporting Person (See Instructions) CO

Item 1.
	(a)	Name of Issuer The name of the issuer of the securities covered by this statement is Industrial Services of America, Inc.
	(b)	Address of Issuer’s Principal Executive Offices The issuer’s principal executive offices are located at 7100 Grade Lane, Louisville, Kentucky 40213.

Item 2.
	(a)	Name of Person Filing The name of the person filing this statement is Harry Kletter Family Limited Partnership.
	(b)	Address of Principal Business Office or, if none, Residence The address of the person filing this statement is 1208 Parks Hills Court, Louisville, Kentucky 40207
	(c)	Citizenship Harry Kletter Family Limited Partnership is a Kentucky limited partnership.
	(d)	Title of Class of Securities The title of the class of securities covered by this statement is Common Stock, $0.005 par value.
	(e)	CUSIP Number The CUSIP Number of the Common Stock is 456314 10 3.

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ]	A non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J).
	(k)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: _____________________________________________________________

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned: 500,000
(b) Percent of class: 11.70%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote 0
(ii) Shared power to vote or to direct the vote 500,000
(iii) Sole power to dispose or to direct the disposition of 0
(iv) Shared power to dispose or to direct the disposition of 500,000

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   [  ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Each of the following is known to have the power to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, securities covered by this statement:  Harry Kletter, as general partner of Harry Kletter Family Limited Partnership.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not applicable

Item 8.	Identification and Classification of Members of the Group
See the listing of the members of the Group attached hereto and incorporated herein by reference as Exhibit A.

Item 9.	Notice of Dissolution of Group
Not applicable.

Item 10.	Certification
Not applicable.

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 16, 2010	HARRY KLETTER FAMILY LIMITED PARTNERSHIP

BY: /s/ Harry S. Kletter
Harry Kletter, General Partner

Exhibit A

Members of Group

Harry Kletter

K & R, LLC

Roberta Kletter

Kletter Holding, LLC

 Harry Kletter Family Limited Partnership